EXHIBIT 15.1





Club  Corporation  International
Dallas,  Texas

Ladies  and  Gentlemen:

Re:    Registration  Statement  Nos. 33-89818, 33-96568, 333-08041 and 333-57107

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 1, 1998, except as to Note 2 which is as of October 13, 1998, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




                                   KPMG  Peat  Marwick  LLP


Dallas,  Texas
October  22,  1998